UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2007

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Ave.
Orlando, Florida	32801
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 407-650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Properties.

Brighton Ski Resort

On January 9, 2007, we acquired the Brighton Ski Resort in Brighton, Utah from a subsidiary of Boyne USA, Inc. (“Boyne”), a national ski resort operator, for a purchase price of $35.0 million. The Brighton Ski Resort property consists of a permit interest in land owned by the United States National Forest Service, two leasehold-interest land parcels and two fee simple land parcels. The resort features two restaurants, a 20-room lodge and ski rental facility and a small retail village. The ski area features 850 skiable acres, 66 downhill slopes and 7 chairlifts. Affiliates of Boyne are currently lessees and operators of our Gatlinburg Sky Lift and Cypress Mountain properties.

We have leased the ski resort back to Boyne to operate the property through an affiliate under two long-term, triple-net leases with initial terms of 20 years and four five-year renewal options. The leases are cross-defaulted with our Gatlinburg Sky Lift and Cypress Mountain leases. The minimum annual rent for the property is approximately $3.2 million in the initial year, increasing annually to approximately $3.9 million. Additional rent is a percentage of incremental total revenue over a specified threshold. Boyne also received the option to repurchase the property from us at a price that will result in a fixed return to us. The option is exercisable by Boyne beginning in the seventh year through the 25th year following the acquisition.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2007	CNL INCOME PROPERTIES, INC.

/s/ Tammie A. Quinlan
	Name:	Tammie A. Quinlan
	Title:	Chief Financial Officer

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